EXHIBIT 10.4

SECOND AMENDMENT TO HCP, INC. EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT (the “Amendment”) is made as of October 31, 2013 (the “Effective Date”), by and between HCP, Inc. (the “Company”) and Paul F. Gallagher (“Executive”).

RECITALS

WHEREAS, the Company and Executive entered into an Employment Agreement on January 26, 2012, which was subsequently amended as of April 5, 2013 (collectively, the “Agreement”);

WHEREAS, the Company and Executive entered into a binding term sheet as of October 3, 2013 (the “Term Sheet”); and

WHEREAS, the Company and Executive now wish to amend the Agreement to reflect certain provisions of the Term Sheet as set forth below.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, intending to be legally bound hereby, agree as follows:

1.             Unless otherwise defined in this Amendment, capitalized terms used herein shall have the meanings ascribed to such terms in the Agreement.

2.             Section 2 of the Agreement is hereby amended and restated to read as follows:

“Term.  Executive’s employment under the terms and conditions of this Agreement shall commence on the Effective Date.  Such employment shall continue for an initial term that shall end on October 1, 2016 (the “Initial Term”), which will be automatically extended as of October 1, 2016 for an additional one (1)-year term and on each anniversary of October 1 thereafter, unless either Executive or the Company has given written notice to the other no less than sixty (60) days prior to the expiration of the Term then in effect that the Term shall not be so extended.  As used herein, the “Term” shall refer to the Initial Term and any extension thereof pursuant to the preceding sentence.  Provision of notice that the Term shall not be extended or further extended, as the case may be, shall not constitute a breach of this Agreement and shall not constitute “Good Reason” for purposes of this Agreement.  Notwithstanding the above, the Term shall earlier expire immediately upon the termination of Executive’s employment pursuant to Section 5 hereof.”

3.             Section 5(b)(i) of the Agreement is hereby amended and restated to read as follows:

“an amount equal to two (2) times the sum of (x) Executive’s Base Compensation, at the rate in effect on the date of Executive’s termination of employment and (y) the greater of (I) Executive’s annual incentive bonus paid or payable for the last fiscal year of the Company for which the Compensation Committee has determined bonuses for the Company’s executives generally prior to the date of such termination or (II) the average of Executive’s annual incentive bonuses for the three consecutive fiscal years of the Company ending with the last fiscal year of the Company for which the Compensation Committee has determined bonuses for the Company’s executives generally prior to the date of such termination (or, if less, the average of Executive’s annual incentive bonuses for the entire period of his employment with the Company), such amount to be paid in a lump sum in the month following the month in which Executive’s Separation from Service (as defined below) occurs; and”

4.             Section 5(d) of the Agreement is hereby amended and restated to read as follows:

“Welfare Benefit Continuation.  Subject to Section 5(e) below, in the event that Executive’s employment hereunder is terminated other than (i) by the Company for Cause or (ii) by Executive without Good Reason, the Company shall reimburse Executive for the full amount of the COBRA premiums incurred by Executive during the 24 month period following the date of such termination, provided that (A) such reimbursement does not result in adverse tax consequences to the Company under Section 105(h) of the Code or otherwise and (B) such reimbursement shall immediately cease in the event that Executive becomes eligible to participate in the health insurance plan of a subsequent employer or other service recipient (or at such time as the Company ceases to offer group medical coverage to its active executive employees or the Company is otherwise under no obligation to offer COBRA continuation coverage to Executive).”

5.             The following sentence shall be added to the end of Section 4(c) of the Agreement:

“The Company shall reimburse Executive’s documented, reasonable attorney fees and costs incurred for his attorney’s review of and advice regarding the Term Sheet, the Retention Award (as defined in the Term Sheet) and this Amendment, not to exceed $10,000 in the aggregate, which reimbursement shall be made directly to Executive’s attorney upon the presentment of a statement of fees actually incurred.”

6.             The parties acknowledge that this Amendment is the result of arm’s-length negotiations between sophisticated parties, each afforded the opportunity to be represented by legal counsel.  Each and every provision of this Amendment shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Amendment.

7.             In the event of any inconsistency between any provision of this Amendment and any provision of the Term Sheet, the provisions of this Amendment shall control.

8.             Except as expressly set forth herein, all of the provisions of the Agreement shall remain unchanged and in full force and effect.  After the date hereof, any reference to the Agreement shall mean the Agreement as amended or modified hereby.

9.             This Amendment may be executed by the parties hereto in separate counterparts (including by facsimile or .pdf or .tif attachment to electronic mail), each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument.  Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Executive have executed this Amendment, in the case of the Company by a duly authorized officer, as of the day and year first above written.

HCP, INC.

By:	/s/ Lauralee E. Martin
Lauralee E. Martin
President and Chief Executive Officer

EXECUTIVE:

/s/ Paul F. Gallagher
Paul F. Gallagher